Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into on February 21, 2024 (“Effective Date”), is made by and between John W. Gibson, Jr. (the “Executive”) and Nauticus Robotics, Inc., a Delaware corporation (together with any of its subsidiaries and Affiliates as shall employ the Executive from time to time, and any and all successors thereto, the “Company”).

RECITALS

A. The Executive was hired by the Company on September 26, 2023 to serve as its President.

B. Executive was employed by the Company as its President until on or about January 4, 2024, when Executive was asked by the Board to serve as its interim Chief Executive Officer (“CEO”).

C. At the time he was hired by the Company as its President, Executive was granted a sign-on equity grant of Restricted Stock Units (“RSU”) valued at $222,000 (the “Initial Sign-On Grant”) as calculated using the 20-day VWAP for the per unit price on the grant date, and subject to the terms and conditions of the applicable equity grant agreement and the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan (“Plan”). The Initial Sign-On Grant was to vest on the one-year anniversary of Executive’s start date.

D. At the time he was hired by the Company as its President, Executive was also granted eligibility for a success-based bonus of no more than $684,000.00 (“Initial Success Bonus”), with the Initial Success Bonus to be earned as determined at the sole discretion of the Board, and to be paid in any combination of cash and equity as determined by the Board in its sole discretion. If the Initial Success Bonus is paid in equity or equity-based awards, either in whole or in part, such awards would be subject to the terms of the Plan and any applicable award agreement.

E. The Company and the Executive desire to enter into this Agreement to assure the Company of the exclusive services of the Executive as the Company’s CEO and to set forth the rights and duties of the parties during the term of Executive’s service as its CEO.

F. This Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company or any of its Affiliates (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e) “Board” shall mean the Board of Directors of the Company.

(f) The Company shall have “Cause” to terminate the Executive’s employment pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude, (ii) the Executive’s willful and material failure to follow the lawful directives of the Board (other than as a consequence of Disability), (iii) the Executive’s theft, fraud, misappropriation or embezzlement of Company funds or property, (iv) the Executive’s willful violation of the Company’s written code of conduct, written personnel policies or other willful misconduct in connection with the performance of the Executive’s duties that in any case results in material injury to the Company, or (v) the Executive’s breach of this Agreement that results in material injury to the Company; provided, that any such event under sub-parts (ii), (iv) or (v) above shall not constitute Cause unless and until the Company shall have provided the Executive with written notice thereof no later than thirty (30) days following the initial occurrence of such act or omission and the Executive shall have failed to cure such act or omission within fifteen (15) days of receipt of such notice, and the Company shall have terminated the Executive’s employment with the Company promptly following the expiration of such remedial period.

(g) “Change of Control” shall be deemed to have occurred if, during the term of this Agreement:

(i)	Any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Person”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities, excluding, for the avoidance of doubt, pursuant to any transaction with 3D at Depth, Inc. or ATW Partners and its affiliates entered into prior to the date of this agreement;

(ii)	During any period of the twenty-four months (not including any period prior to the effectiveness of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections (8)(b)(i), (iii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof,

(iii)	The stockholders of the Company approve any transaction or series of transactions, other than transactions with 3D at Depth, Inc. or ATW Partners and its affiliates that are approved prior to the date of this agreement, under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 50% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	The Board adopts a resolution to effect that, for purposes of this Agreement, a Change in Control has occurred.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b), or (iii) if the Executive’s employment is terminated upon expiration of the Term due to either party’s non-renewal in accordance with Section 2(b), the last day of the then-current Term.

(j) “Disability” shall mean a reasonable finding by the Company of the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his inability to perform the essential functions of his position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

(k) “Executive” shall have the meaning set forth in the preamble hereto.

(l) The Executive shall have “Good Reason” to resign from his employment pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company without Executive’s express written consent: (i) a material reduction of the Executive’s job duties, responsibilities or authority; (ii) a reduction in the Executive’s Annual Base Salary or Target Bonus, (iii) the Executive being required to work solely or substantially at a location more than 30 miles from Webster, Texas or Sealy, Texas; (iv) any material breach by the Company of any term or provision of this Agreement, or (v) any requirement that the Executive report to someone other than the Board; provided, that any such event shall not constitute Good Reason unless and until the Executive shall have provided the Company with written notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to fully remedy such event within fifteen (15) days of receipt of such notice, and the Executive shall have terminated the Executive’s employment with the Company promptly following the expiration of such remedial period.

(m) “Initial Term” shall have the meaning set forth in Section 2(b).

(n) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(o) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

(p) “Potential Change of Control” shall be deemed to have occurred if, during the term of this agreement: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(q) “Target Bonus” shall have the meaning set forth in Section 3(b).

(r) “Term” shall have the meaning set forth in Section 2(b).

2. Employment.

(a) In General. The Company shall employ the Executive, and the Executive shall be employed by the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of such date, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (together with the Initial Term, the “Term”), unless either party gives notice of non-extension of the Term to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c) Position and Duties.

(i) During the Term, the Executive shall serve as Chief Executive Officer of the Company and shall also serve as a member of the Board, with responsibilities, duties, and authority customary for such position, including having full profit and loss responsibility for the Company. The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards, (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company, and (C) serve on not more than two additional public and/or private company boards.

(ii) The Executive’s employment shall be principally based at the Company’s headquarters in Webster, Texas. The Executive shall perform his duties and responsibilities to the Company at such principal place of employment and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of not less than Two Hundred Fifty Thousand Dollars ($250,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to One-hundred percent (100%) of the Annual Base Salary (the “Target Bonus”). The Executive’s actual Annual Bonus for a given year, if any, shall be determined on the basis of the Executive’s and/or the Company’s attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive on or before February 15th of each calendar year of the Term. Notwithstanding the foregoing, the Executive’s Annual Bonus for the 2024 calendar year shall be equal to a prorated portion of the Target Bonus, determined based on the number of days worked in such calendar year beginning on the Effective Date. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto). In addition to an Annual Bonus, Executive shall also be entitled to receive a transformation bonus in an amount to be determined by the Board.

(c) Equity. On the Effective Date, the Company shall grant to Employee 2,100,000 restricted stock units (“CEO Inducement Grant”), each of which will represent a right to receive and be paid one share of the Company’s common stock, $0.0001 par value per share (the “Company’s Common Stock”), on the date such restricted stock unit vests (the “Restricted Stock Units”). The CEO Inducement Grant will vest over a three (3) year period, with 1/3 vesting on each of the three (3) anniversaries of the Effective Date, provided that Executive has remained continuously employed by the Company from the Effective Date through the applicable vesting date.

(d) Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms, with the exception of any provision of health benefits. In lieu of such benefits, the Company will pay Executive an amount equal to the health insurance premiums paid by the Company to provide for health benefits to such executives, with such amount to be paid to the Executive on a monthly basis in accordance with the Company’s customary payroll practices.

(e) Vacation. During the Term, the Executive shall be entitled to six (6) weeks of paid vacation per calendar year, in accordance with the Company’s vacation policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f) Living Expenses. During the Term, the Company shall reimburse the Executive for all reasonable living expenses incurred by him while living in Webster, Texas, with Executive obliged to provide receipts for such expenses in accordance with the Company’s expense reimbursement policies and procedures.

(g) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel (including business-class airfare for international travel) and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

(h) Legal Expenses. The Company shall pay all documented costs and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, as well as for any other legal advice sought by Executive from outside counsel related to the Company’s business, including but not limited to matters of governance and compliance, so long as Executive’s interest in such legal advice is not adverse to that of the Company, with Executive required to provide an expense report for such fees within thirty (30) days of Executive’s receipt of any invoice, and with such expense to be reimbursed by the Company within thirty (30) days of its submission by Executive; provided, however, that the maximum amount that may be reimbursed pursuant to this Section 3(h) for legal advice sought by Executive from outside counsel in connection with the negotiation and execution of this Agreement shall be $10,000.

(i) Initial Success Bonus. Contemporaneous with execution of this Agreement, the Company shall issued as a grant of RSUs as calculated using the 20-day VWAP for the per unit price on the date of Executive’s execution of this Agreement, the Initial Success Bonus. The RSUs in respect of the Initial Success Bonus shall vest (i) 50% immediate upon grant and (ii) 50% on January 1, 2025.

4. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term resulting from a non-renewal pursuant to Section 2(b) above by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation for Good Reason. The Executive may resign from his employment for Good Reason.

(vi) Resignation without Good Reason. The Executive may voluntarily resign from his employment without Good Reason upon not less than thirty (30) days’ advance written notice to the Board.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party (i) indicating the specific termination provision in this Agreement being relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company (subject to the provisions of Section 1(h) above). If the Executive delivers a Notice of Termination under Section 4(a)(v) or 4(a)(vi), the Date of Termination shall be at least thirty (30) days following the date of such notice.

(c) Termination of All Positions. Upon termination of the Executive’s employment for any reason (unless otherwise requested by the Company), the Executive shall be deemed to have resigned, as of the Date of Termination, from all positions and offices that the Executive then holds with the Company and its Affiliates.

5. Company Obligations upon Termination of Employment.

(a) In General. Subject to Section 6(a), upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not previously paid, (ii) any unpaid Annual or Target Bonus for the prior calendar year, (iii) any expenses owed to the Executive under Section 3(f), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(d) (other than severance plans, programs, or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”).

(b) Termination due to Death. Subject to Section 6(a), if the Executive’s employment terminates due to the Executive’s death pursuant to Section 4(a)(i) the Company shall, in addition to the Accrued Obligations, pay the Executive’s estate, if applicable, a prorated portion of the Target Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable when annual bonuses are paid to other senior executives of the Company with respect to such year but no later than March 15 of the year immediately after the year of termination.

(c) Termination due to Disability. Subject to Section 6(a), if the Executive’s employment terminates due to the Executive’s Disability pursuant to Section 4(a)(ii) the Company shall, in addition to the Accrued Obligations, pay the Executive a prorated portion of the Target Bonus payable with respect to the calendar year in which such termination occurs, determined on a daily basis, and payable when annual bonuses are paid to other senior executives of the Company with respect to such year but no later than March 15 of the year immediately after the year of termination.

(d) Termination without Cause, Potential Change of Control, Change of Control, Resignation for Good Reason or Non-Renewal by the Company. Subject to Section 6(a), if the Company terminates the Executive’s employment without Cause pursuant to Section 4(a)(iv), a Change of Control or Potential Change of Control occurs, the Executive resigns from his employment for Good Reason pursuant to Section 4(a)(v), or the Company elects not to renew the Term pursuant to Section 2(b), the Company shall, in addition to the Accrued Obligations:

(i) continue to pay the Annual Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the twelve (12) month anniversary of the Date of Termination, pay the Executive a pro rata amount (the numerator of which shall be the whole or partial months Executive was employed during the year of such termination or resignation, and the denominator of which shall be twelve (12)) of his Target Bonus for the year in which the termination or resignation occurs in a lump sum within sixty (60) days following the Date of Termination (the “Severance Payment”), and pay the Executive any unpaid Annual Bonus or Target Bonus due or owing for the prior calendar year;

(ii) continue to pay the amount described above in Section 3(d) from the Date of Termination until the twelve (12) month anniversary of the Date of Termination.

(iii) (a) if a Change of Control or Potential Change of Control has occurred during the prior 24 months, immediately and fully vest all profit interests and/or equity previously awarded or granted to Executive without further action needed by the Executive or the Company, and (b) if a Change of Control or Potential Change of Control has not occurred during the prior 24 months, immediately and fully vest the CEO Inducement Grant prorated to reflect the period from the date of this agreement through the date of termination, inclusive of any vesting of the CEO Inducement Grant that had occurred prior to the date of the termination, plus the lesser of (1) RSUs representing an additional 700,000 shares of common stock and (2) the remaining unvested portion of the CEO Inducement Grant, taking into account the accelerations that is otherwise provided for in this section (iii); provided, however, the installment payments payable pursuant to this Section 5(d) shall commence on the first payroll period following the effective date of the Release (as defined below), and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(d) from the Date of Termination through the date of such initial payment.

(e) Release. Notwithstanding anything herein to the contrary, the amounts payable to the Executive under Sections 5(b), (c), and (d), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate, if applicable) execution and non-revocation of a general waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination.

(f) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6. Section 409A of the Code.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 6(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(a), (b), (c) or (d) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 5(a), (b), (c) or (d), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 6(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

7. Section 280G of the Code.

(a) If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in good faith in writing by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this Section 7(b).

(c) Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the change in control, the Company shall, upon request of the Executive, submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the parties shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.

9. Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Texas.

10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company, to it at:

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Webster, Texas 77598

Attention: Head of Human Resources

(b) If to the Executive, at his most recent address on the payroll records of the Company with a copy (which shall not constitute notice) to:

Lewis Brisbois Bisgaard & Smith, LLP

24 Greenway Plaza, Suite 1400

Houston, TX 77046

Attention: Andrew Pidgirsky

Email: *******

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that to the extent there are any inconsistencies between the terms of this Agreement and any other long-term incentive or equity plans or agreements the terms of this Agreement shall control and govern.

14. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

15. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

16. Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against a party in connection with this Agreement or Executive’s employment with or separation from the Company shall be resolved exclusively by final and binding arbitration before a neutral single arbitrator appointed by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Procedures. The parties agree the arbitration hearing shall start of commence within ninety (90) days following appointment of the arbitrator. The location for any arbitration hearing shall be in Houston, Texas. Any award rendered by the arbitrator may be entered for enforcement by any court of competent jurisdiction. This Agreement is subject to the Federal Arbitration Act.

17. Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

18. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

19. Employee Representations. The Executive represents, warrants and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

[signature page follows]

The parties have executed this Agreement as of the date first written above.

COMPANY:

NAUTICUS ROBOTICS, INC., Delaware corporation

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Authorized Signatory

EXECUTIVE:

/s/ John Gibson
John Gibson

[Signature Page to Employment Agreement]

Exhibit A

RELEASE OF CLAIMS (“Release”)

1. Release of Claims

In partial consideration of the payments and benefits described in Section 5 of the employment agreement (the “Employment Agreement”) dated _______________________________, 20___ between Nauticus Robotics, Inc., a Delaware corporation (together with any of its subsidiaries and Affiliates, collectively, the “Company”), and John Gibson (“Executive”), to which Executive agrees that Executive is not entitled until and unless Executive executes this Release and it becomes effective in accordance with the terms hereof, Executive and the Company, for and on behalf of their selves and their agents, present and former directors, officers, executives, employees, predecessors, successors in interest, attorneys, heirs, and assigns (collectively, the “Releasing Parties”), subject to the last sentence of this Section 1, hereby waive and release any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Releasing Parties ever had, now have or may have against each other and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive and the Company sign this Release, including, without limitation, any complaint, charge or cause of action arising out of Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. Executive and the Company further agree that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by any of the Releasing Parties. By signing this Release, Executive and the Company acknowledge that each intend to waive and release any rights known or unknown that each may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) any rights he may have to any severance payments or benefits under the Employment Agreement, (ii) rights to any vested benefits under the Company’s employee benefit plans, (iii) any existing rights to indemnification protection that is otherwise provided to Executive by the Company or (iv) rights that cannot be released as a matter of law, (collectively, the “Unreleased Claims”).

2. Proceedings

Executive and the Company acknowledge that they have not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive and the Company represent that they are not aware of any basis on which such a Proceeding could reasonably be instituted. Executive and the Company (i) acknowledge that they will not initiate or cause to be initiated on their behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive or the Company may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive and the Company understand that, by executing this Release, each will be limiting the availability of certain remedies that they may have against the Releasees and limiting also the ability of the Releasing Parties to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider

Executive acknowledges that Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 5 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5. No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6. General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Releasing Parties and the Releasees.

7. Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Texas without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Release as of the date written below.

_________________________	________________________
DATE	Nauticus Robotics, Inc., Delaware corporation

By:
Name:
Title:

_________________________
DATE	John Gibson